Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-23055 and 33-33791) pertaining to the Becton, Dickinson and Company Savings Incentive Plan of our report dated May 31, 2017, with respect to the financial statements and supplemental schedule of the Becton, Dickinson and Company Savings Incentive Plan included in this Annual Report (Form 11-KT) for the six months ended December 31, 2016 and year ended June 30, 2016.

/s/ Ernst & Young LLP

New York, New York
May 31, 2017